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                              PLAN OF ARRANGEMENT

        IN THE MATTER OF THE ARRANGEMENT among 4082389 Canada Inc., TVX Gold Inc. and Echo Bay Mines Ltd. pursuant to Section 192 of the CANADA BUSINESS CORPORATIONS ACT.

                                   ARTICLE 1
                                 INTERPRETATION

1.1     DEFINITIONS

        In this Plan of Arrangement, unless the context otherwise requires:

        "AMALCO" means the corporation resulting from the amalgamation of Kinross Subco and TVX as a part of the Arrangement;

        "AMALCO COMMON SHARES" means the common shares in the capital of Amalco;

        "ARRANGEMENT" means the arrangement involving Kinross Subco, TVX and Echo Bay under the provisions of the CBCA on the terms and conditions set forth in this Plan of Arrangement resulting, INTER ALIA, in the issuance of Kinross Shares to the holders of record immediately prior to the Effective Date of the TVX Common Shares and of the Echo Bay Common Shares;

        "ARTICLES OF ARRANGEMENT" means the articles of arrangement concerning the Arrangement of Kinross Subco, TVX and Echo Bay required under the CBCA to be filed with the Director after the Final Order is made;

        "BUSINESS DAY" means any day, other than Saturday, Sunday and a statutory or civic holiday in the place where the action is to be taken;

        "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, as amended, and the regulations thereunder;

        "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, endorsed by the Director, issued pursuant to subsection 192(7) of the CBCA;

        "COMBINATION" means the Purchase and the Arrangement;

        "COMBINATION AGREEMENT" means the agreement made as of June 10, 2002 among Kinross, TVX and Echo Bay, as amended as of July 12, 2002 and November 19, 2002, for the purposes of entering into the Combination, as the same may be amended, supplemented or restated from time to time;

        "COURT" means the Superior Court of Ontario;

        "DEPOSITARY" means Georgeson Shareholder Communications Canada, Inc.;

        "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

        "DISSENT RIGHTS" means the rights of dissent that may be exercised by registered holders of TVX Common Shares or Echo Bay Common Shares as set out in
Section 4.1;

        "DISSENTING SHAREHOLDER" means a registered holder of TVX Common Shares or Echo Bay Common Shares who exercises the Dissent Right;

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        "ECHO BAY" means Echo Bay Mines Ltd., a corporation governed by the
CBCA;

        "ECHO BAY COMMON SHARES" means the common shares in the capital of Echo Bay outstanding immediately prior to the Effective Date;

        "ECHO BAY STOCK OPTIONS" means all options to purchase Echo Bay Common Shares issued prior to the Effective Date and in full force and effect on the Effective Date pursuant to the Echo Bay stock option plan, as that plan may be amended, if necessary, prior to the Effective Date;

        "ECHO BAY WARRANTS" means the warrants to purchase Echo Bay Common Shares issued pursuant to the Warrant Indenture;

        "EFFECTIVE DATE" means the date shown on the Certificate of Arrangement;

        "EFFECTIVE TIME" means 5:00 p.m. Eastern Time on the Effective Date;

        "FINAL ORDER" means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

        "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other governmental or public department, central bank, court, tribunal, arbitral body, commission, stock exchange, self-regulated securities market, board, bureau or agency, whether domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

        "INTERIM ORDER" means the amended interim order of the Court containing declarations and directions with respect to the Arrangement;

        "KINROSS" means Kinross Gold Corporation, a corporation governed by the BUSINESS CORPORATIONS ACT (Ontario);

        "KINROSS COMMON SHARES" means the common shares in the capital of Kinross prior to the Kinross Share Consolidation;

        "KINROSS MEETING" means the special meeting of holders of the Kinross Common Shares called for the purpose of considering and, if thought fit, approving the Kinross Share Consolidation, approving the Kinross Share Issuance, approving the reduction in Kinross' stated capital, approving the termination of Kinross' shareholder rights plan and electing four additional directors of Kinross;

        "KINROSS SHARE CONSOLIDATION" means the consolidation of the Kinross Common Shares on a one-for-three basis;

        "KINROSS SHARE ISSUANCE" means the issue of Kinross Shares pursuant to
(a) the Arrangement, (b) the exercise after the Effective Date of any Stock Options, and (c) the exercise after the Effective Date of any Warrants which have not been exercised prior to the Effective Date;

        "KINROSS SHARES" means the common shares in the capital of Kinross immediately after the filing of Articles of Amendment, if any, approved at the Kinross Meeting giving effect to the Kinross Share Consolidation or, in the absence of such filing, means the Kinross Common Shares;

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        "KINROSS SUBCO" means 4082389 Canada Inc., a corporation incorporated under the CBCA;

        "LAWS" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Entity;

        "MEETINGS" means

                (i)     the Kinross Meeting;

                (ii) the special meeting of the holders of TVX Common Shares called for the purpose of considering and, if thought fit, approving the Arrangement; and

                (iii) the special meeting of the holders of Echo Bay Common Shares called for the purpose of considering and, if thought fit, approving the Arrangement;

        "PARTIES" means Kinross, TVX and Echo Bay;

        "PERSON" includes an individual, partnership, association, body corporate, trust, trustee, executor, administrator, legal representative or government, including any Governmental Entity;

        "PLAN OF ARRANGEMENT" means this Plan of Arrangement involving Kinross Subco, TVX and Echo Bay, as such plan may be amended, modified or supplemented from time to time in accordance with the provisions hereof or any order of the Court;

        "PURCHASE" means the purchase by TVX of the interest owned indirectly by Newmont Mining Corporation in the business venture formed by TVX with certain subsidiaries of Newmont Mining Corporation to explore, develop and operate gold properties in North America and South America;

        "STOCK OPTIONS" means the Echo Bay Stock Options and the TVX Stock Options;

        "TVX" means TVX Gold Inc., a corporation governed by the CBCA;

        "TVX COMMON SHARES" means the common shares in the capital of TVX outstanding immediately prior to the Effective Date;

        "TVX STOCK OPTIONS" means all options to purchase TVX Common Shares issued prior to the Effective Date and in full force and effect on the Effective Date pursuant to the TVX stock option plan as that plan may be amended, if necessary, prior to the Effective Date;

        "TVX WARRANT" means the warrant certificate evidencing the right to purchase 8,000 TVX Common Shares dated August 13, 1999;

        "WARRANTS" means the Echo Bay Warrants and the TVX Warrant; and

        "WARRANT INDENTURE" means the Warrant Indenture dated May 9, 2002 between Echo Bay and Computershare Trust Company of Canada providing for the issue of 39,100,000 Echo Bay share purchase warrants.

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1.2     INTERPRETATION NOT AFFECTED BY HEADINGS

        The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3     ARTICLE REFERENCES

        Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection or paragraph by number or letter or both refer to the Article, Section, subsection or paragraph, respectively, bearing that designation in this Plan of Arrangement.

1.4     NUMBER AND GENDER

        In this Plan of Arrangement, unless the contrary intention appears, words importing the singular number only shall include the plural and vice-versa, and words importing the use of any gender shall include all genders.

1.5     DATE FOR ANY ACTION

        If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6     GOVERNING LAW

        This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.7     PAYMENTS

        Any payments to be made hereunder, including payments or exchanges of shares and in respect of fractional securities shall be made without interest and less any tax required by applicable Laws to be deducted and withheld.

                                   ARTICLE 2
                  PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT

2.1     THE COMBINATION AGREEMENT

        The Arrangement is made pursuant to and subject to the provisions of the Combination Agreement.

2.2     THE EFFECTIVE TIME

        This Plan of Arrangement will, upon filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, become effective in the sequence set out in Section 3.2 (except as otherwise provided therein) and will be binding from and after the Effective Time.

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2.3     CONDITIONS PRECEDENT

        The implementation of this Plan of Arrangement is expressly subject to the fulfilment or waiver, by the Party or Parties thereto entitled, of the conditions precedent set out in the Combination Agreement.

                                   ARTICLE 3
                                 THE ARRANGEMENT

3.1     EFFECTIVENESS

        Subject to the terms of the Combination Agreement, the Arrangement will become effective in the sequence set out in Section 3.2 (except as otherwise provided therein) and will be binding from and after the Effective Time on Kinross Subco, TVX and Echo Bay and all registered and beneficial holders of TVX Common Shares, Echo Bay Common Shares, Stock Options and Warrants.

3.2     THE ARRANGEMENT

        On the Effective Date and commencing at the Effective Time, immediately following completion of the Purchase, the following shall occur or be deemed to have occurred in the following order without further act or formality:

        (a)     Kinross Subco shall amalgamate with TVX to form Amalco;

        (b) as a result of the amalgamation, holders of TVX Common Shares (other than Kinross) will receive for each TVX Common Share held:

                (i) 2.1667 Kinross Shares, if the Kinross Share Consolidation has been completed prior to the Effective Time; or

                (ii) 6.5 Kinross Common Shares, if the Kinross Share Consolidation has not been completed prior to the Effective Time;

        (c) as a result of the amalgamation, Kinross, as the sole shareholder of Kinross Subco, will receive one Amalco Common Share in exchange for each common share of Kinross Subco held by Kinross and will receive one Amalco Common Share for all TVX Common Shares, if any, held or acquired by Kinross pursuant to the exercise of dissent rights;

        (d) all right, title and interest of the registered and beneficial holders of the Echo Bay Common Shares, in Echo Bay Common Shares (other than Kinross), free and clear of any encumbrances, shall be directly transferred and assigned to Kinross, in consideration for Kinross Shares, on the basis of 0.1733 Kinross Share for each Echo Bay Common Share (or 0.52 Kinross Common Shares, if the Kinross Share Consolidation has not been completed prior to the Effective Date), with the result that Kinross will be the registered and beneficial owner of all Echo Bay Common Shares;

        (e) in accordance with the terms of the TVX Options, each holder of a TVX Option shall be entitled to receive upon the subsequent exercise of such holder's TVX Option, in accordance with its terms, and shall accept in lieu of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that

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                such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, on the Effective Date, such holder had been the registered holder of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue from time to time Kinross Shares on exercise of TVX Options in consideration for payment by Amalco to Kinross of the fair market value of such Kinross Shares;

        (f) in accordance with the terms of the Echo Bay Options, each holder of an Echo Bay Option shall be entitled to receive upon the subsequent exercise of such holder's Echo Bay Option, in accordance with its terms, and shall accept in lieu of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, on the Effective Date, such holder had been the registered holder of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue from time to time Kinross Shares on exercise of Echo Bay Options, in consideration for payment by Echo Bay to Kinross of the fair market value of such Kinross Shares;

        (g) in accordance with the terms of the TVX Warrant, the holder of the TVX Warrant shall be entitled to receive upon subsequent exercise of the TVX Warrant in accordance with its terms, and shall accept in lieu of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, on the Effective Date, such holder had been the registered holder of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue Kinross Shares on exercise of the TVX Warrant; and

        (h) in accordance with the terms of the Warrant Indenture, each holder of an Echo Bay Warrant shall be entitled to receive upon the subsequent exercise of such holder's Echo Bay Warrant, in accordance with its terms, and shall accept in lieu of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement if, on the Effective Date, such holder had been the registered holder of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue from time to time Kinross Shares on exercise of Echo Bay Warrants.

                                   ARTICLE 4
                                RIGHTS OF DISSENT

4.1     DISSENT RIGHTS

        Registered holders of TVX Common Shares and registered holders of Echo Bay Common Shares may exercise rights of dissent in connection with the Plan of Arrangement (the "Dissent Right") in the manner set forth in Section 190 of the CBCA (as modified by the Interim Order, the Final Order and this Section 4.1) as if that section (as so modified) was applicable to such registered holders. Dissenting Shareholders who:

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        (a)     are ultimately not entitled to be paid fair value, for any reason, for their TVX Common Shares shall have participated and shall be deemed to have participated in the Plan of Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Time and shall receive Kinross Shares on the basis set forth in Article 3; or

        (b) are ultimately not entitled to be paid fair value, for any reason, for their Echo Bay Common Shares shall have participated and shall be deemed to have participated in the Plan of Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Time and shall receive Kinross Shares on the basis set forth in Article 3.

4.2     DISSENTING SHAREHOLDERS

        In no circumstances shall Kinross, TVX, Echo Bay, the transfer agent of any of those companies or any other Person be required to recognize a Dissenting Shareholder as a holder of TVX Common Shares or Echo Bay Common Shares and the names of each Dissenting Shareholder shall be deleted from the register of holders of TVX Common Shares or Echo Bay Common Shares, as the case may be, as at the Effective Time.

                                   ARTICLE 5
                         CERTIFICATES; FRACTIONAL SHARES

5.1     TVX COMMON SHARE CERTIFICATES

        From and after the Effective Time, certificates formerly representing TVX Common Shares shall represent and be deemed to represent only the right to receive Kinross Shares in accordance with this Plan of Arrangement, subject to compliance with the provisions of Section 5.2.

5.2     EXCHANGE OF TVX COMMON SHARE CERTIFICATES

        A holder of TVX Common Shares, at the Effective Time, shall be entitled to receive the certificates representing Kinross Shares to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to Kinross or the Depositary of a duly completed letter of transmittal and the certificates formerly representing TVX Common Shares. As soon as possible after the Effective Date a letter of transmittal will be furnished to each registered holder of TVX Common Shares. The Depositary shall register and make available or send certificates representing Kinross Shares as directed in each properly completed letter of transmittal. Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding TVX Common Shares that were exchanged for Kinross Shares in connection with the amalgamation of Kinross Subco and TVX shall cease to represent a claim or interest of any kind or nature against TVX, and, if it has not been surrendered with all other instruments required by this Section 5.2 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against Kinross. In such circumstances, the Person ultimately entitled to any certificate hereunder shall be deemed to have surrendered such entitlement to Kinross together with all entitlement to dividends, distributions and cash for fractional interest therein held for such former holder of TVX Common Shares for no consideration.

5.3     ECHO BAY SHARE CERTIFICATES

        From and after the Effective Time, certificates formerly representing Echo Bay Common Shares shall represent and be deemed to represent only the right to receive Kinross Shares in accordance with this Plan of Arrangement, subject to compliance with the provisions of Section 5.4.

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5.4     EXCHANGE OF ECHO BAY SHARE CERTIFICATES

        A holder of Echo Bay Common Shares at the Effective Time shall be entitled to receive the certificates representing Kinross Shares to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to Kinross or the Depositary of a duly completed letter of transmittal and the certificates formerly representing Echo Bay Common Shares. As soon as possible after the Effective Date, a letter of transmittal will be furnished to each registered holder of Echo Bay Common Shares. The Depositary shall register and make available or send certificates representing Kinross Shares as directed in each properly completed letter of transmittal. Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding Echo Bay Common Shares that were exchanged for Kinross Shares in connection with this Plan of Arrangement shall cease to represent a claim or interest of any kind or nature against Echo Bay and, if it has not been surrendered with all other instruments required by this Section 5.4 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against Kinross. In such circumstances, the Person ultimately entitled to any certificate hereunder shall be deemed to have surrendered such entitlement to Kinross together with all entitlement to dividends, distributions and cash for fractional interest thereon held for such former holder of Echo Bay Common Shares for no consideration.

5.5     FRACTIONAL SHARES

        No fractional Kinross Shares will be issued in connection with the foregoing and any holder of TVX Common Shares, Echo Bay Common Shares or Stock Options otherwise entitled to receive a fraction of a Kinross Share shall instead receive an amount in cash determined on the basis that each Kinross Share has a value equal to the volume-weighted average price of the Kinross Shares on the Toronto Stock Exchange on the first five trading days on which such shares trade on such exchange immediately following the Effective Date.

                                   ARTICLE 6
                                     GENERAL

6.1     EFFECTIVENESS

        No portion of this Plan of Arrangement shall take effect with respect to any Person until the Effective Time.

6.2     PARAMOUNTCY

        From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all TVX Common Shares, Echo Bay Common Shares, Stock Options and Warrants issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of TVX Common Shares, Echo Bay Common Shares, Stock Options, Warrants, any trustee or transfer agent therefor, Kinross Subco, TVX and Echo Bay shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any TVX Common Shares, Echo Bay Common Shares, Stock Options or Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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6.3     AMENDMENT

        (1) The Parties reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification or supplement must be contained in a written document which is (i) agreed to by the Parties pursuant to the Combination Agreement, (ii) filed with the Court and, if made following the Meetings (or any of them), approved by the Court, and (iii) if so required, communicated to shareholders in the manner required by the Court.

        (2) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties at any time prior to or at the Meetings, with or without any prior notice or communication, and if so proposed and accepted by the persons voting at the Meetings (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

        (3) Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meetings shall be effective only if it is agreed to by the Parties pursuant to the Combination Agreement.

        (4) Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by the Parties after the Effective Date without the approval of the shareholders of each such Party, provided that (i) it is agreed to by the Parties pursuant to the Combination Agreement, and (ii) it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the shareholders of such Party.

6.4     TERMINATION

        At any time up until the time the Final Order is made, the Parties may mutually determine not to proceed with this Plan of Arrangement, or to terminate this Plan of Arrangement, notwithstanding any prior approvals given at any of the Meetings. In addition to the foregoing, this Plan of Arrangement shall automatically and without notice, terminate immediately and be of no further force or effect, upon the termination of the Combination Agreement in accordance with its terms.

6.5     FURTHER ASSURANCES

        Notwithstanding that the transaction and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Parties in order to implement this Plan of Arrangement.

6.6     NOTICES

        Any notice, consent, waiver, direction or other communication required or permitted to be given under this Plan of Arrangement shall be in writing and shall refer to this Plan of Arrangement and may be made or given by the Person making or giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail or by telecopier addressed to the respective Parties as follows:

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        (a)     if to Kinross Subco:

                Kinross Gold Corporation
                52nd Floor
                Scotia Plaza
                40 King Street West
                Toronto, Ontario
                M5H 3Y2

                Attention:        John W. Ivany
                                  Executive Vice-President
                Fax:              (416) 363-6622

        (b)     if to TVX:

                TVX Gold Inc.
                Suite 1200
                220 Bay Street
                Toronto, Ontario
                M5J 2W4

                Attention:        T. Sean Harvey
                                  President and Chief Executive Officer
                Fax:              (416) 366-0832

        (c)     if to Echo Bay:

                Echo Bay Mines Ltd.
                Manulife Place
                Suite 1210
                10180 101 Street
                Edmonton, Alberta
                T5J 3S4

                Attention:        Robert Leclerc
                                  Chairman and Chief Executive Officer
                Fax:              (780) 424-4684

        (d) if to a shareholder of Kinross, TVX or Echo Bay to the last known address for such shareholder as shown on the books maintained by the transfer agent of each Party.

        Any such notice, consent, waiver, direction or other communication shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if prior to 4:00 p.m. at the place of receipt on a Business Day or, if not, on the next Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received on a day other than a Business Day or after 4:00 p.m. at the place of receipt on a Business Day in which case it shall be deemed to have been given and received on the next Business Day. Any such address for service or facsimile number may be changed by notice given as aforesaid.

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